Exhibit 99.1

Trust Stamp Provides a Business Report and Financial Results for the Year Ended
December 31, 2023
Trust Stamp provides a report on its business and financial results for year ended December 31, 2023 and announces that its Form 10-K for year ended December 31, 2023 will be filed with the Securities and Exchange Commission on April 1, 2024.
March 27, 2024: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company ™ providing AI-powered trust and identity services used globally across multiple sectors, announced financial results and provided a business update for year ended December 31, 2023.
Trust Stamp Chief Executive Officer, Gareth N. Genner commented: “I am pleased to report our progress for the year ended December 31, 2023.
The relationship with our long-term customers remains very strong and we anticipate continued long-term growth in the revenue derived from those relationships.
In respect of new customers, a significant number of additional financial institutions integrated with our Orchestration Layer both via our channel partnership and directly, bringing the total number of integrated institutions as at the date of our 10-K filing to 43 financial institutions representing a fivefold increase in our financial institution customer base since the start of 2023. We had forecast nominal revenue from those new customers in 2023 as the financial institutions integrate and roll-out both internally and eventually with their end-users, and we continue to anticipate recurring revenue from those integrations starting in 2024. We believe that the lengthy lead period from first engagement to significant revenue for integrating financial institutions will be rewarded by the consistency and longevity of the resulting revenue streams.
Our 2023 focus on US-based banks via our channel partnership with FIS has now been augmented by our participation in the acclaimed ThinkTech program operated by The Independent Community Bankers of America. This engagement has already resulted in tailoring some of our product offerings for the community banking sector and we anticipate sales from this sector starting as soon as Q2 of this year. A
The market for age estimation products is growing exponentially fuelled by national and state legislation in the United States and overseas. For many potential customers this is a new and time sensitive requirement and there is no legacy vendor to be displaced. As a result of research and development that started in 2023 and extended into 2024, we have recently announced the launch of our AI-powered age-estimation product and are negotiating our first engagement. We believe that this sector will be an important complement to our mainstream identity products.
One of the benefits of our microservice architecture and Orchestration Layer infrastructure is the ability for our technology to be utilized in multiple sectors without significant development work on our part. As a consequence, in late 2023 we entered into two joint ventures to expand the market for our products into completely new sectors, as well as a teaming agreement with a major government contractor focused on their using our technology for substantial Federal contracting opportunities.
Our pre-signalled reduction in net revenue from $5.39 million for year ended December 31, 2022 to $4.56 million for year ended December 31, 2023 resulted from the end of the ICE pilot and our new focusing on SaaS sales, and was more than offset by our reducing selling, general, and administrative expenses by $4.05 million, or 32.53%, including a 48.79% reduction in our cost of sales.
Our operating loss for year ended December 31, 2023 was $7.64 million, reduced from $12.09 million for the period ended December 31, 2022 with a corresponding reduction in our net loss. This resulted in a basic and net loss per share of $1.07 for year ended December 31, 2023 compared to $2.55 for year ended December 31, 2022.
Over the year, our balance sheet was strengthened by equity investments and $10.32 million in net proceeds were raised in total. The Company raised $4.78 million (Q2 2023), $2.69 million (Q2 2023), $621 thousand (Q3 2023), and $2.23 million (Q4 2023) in proceeds, from three separate securities purchase agreements with an Institutional Investor for the issuance of Class A Common Stock, pre-funded warrants, and common stock warrants.”

Mr. Genner went on to comment: “While significantly reducing our SG&A expenses and increasing our sales resources, we have continued to invest in research and development resulting in a cutting-edge patent portfolio and an AI-powered technology stack. As of today we have 20 patents issued, and an additional 15 patents provisional or pending, and we believe that our patent portfolio is a significant asset that will power and differentiate our current and future generations of innovative products.”
Financial Performance Overview
A copy of the Company’s report on Form 10-K for the years ended December 31, 2023 and 2022, will be filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/ on April 1st 2024.
Enquiries
Investors:                shareholders@truststamp.ai
About Trust Stamp
Trust Stamp the Privacy-First Identity CompanyTM, is a global provider of AI-powered identity services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.
Located across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.